Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO VAN KAMPEN AMERICAN VALUE FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen American Value Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1) Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                       Votes     Votes     Broker
Matter                                                    Votes For   Against   Abstain   Non-Votes
------                                                   ----------   -------   -------   ---------
(1) Approve an Agreement and Plan of Reorganization      13,589,795   462,503   900,263       0